Alliance New York Municipal Income Fund, Inc.
Exhibit 77C
811-10577



RESULTS OF STOCKHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of Alliance New York Municipal
Income Fund, Inc. (the Fund) was held on March 29, 2012.
A description of the proposal and number of shares voted at the Meeting are as follows:



To elect three Directors for a term of three years and until his successor is duly elected and qualifies.
Class Three (term expires 2015)



				Voted for     Authority Withheld

Class Three (term expires 2015)
Garry L. Moody			4,297,492     147,146
Marshall C. Turner, Jr.		4,289,427     155,211
Earl D. Weiner			4,364,308      80,330



NSAR Exhibit 77C. ANYMIF.6-8-2012. docx